Exhibit 99.1
Contact: Dan Cravens
480-693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS REPORTS SECOND QUARTER PROFIT
Second highest quarterly profit since 2005 merger
Highlights of US Airways Group, Inc.’s (the Company) second quarter results:
•	The Company reported a net profit for the second quarter 2010 of $279 million, or $1.41 per diluted share. This is the second highest quarterly profit since the merger of US Airways and America West in 2005.

•	Excluding special items, the Company reported a net profit of $265 million, or $1.34 per diluted share, for the second quarter 2010.

•	The Company accrued $18 million for its annual employee profit sharing program and $9 million for operational incentive payouts related to the Company’s industry leading operational performance.

•	The Company’s total cash and investments balance on June 30, 2010 was $2.5 billion, of which $442 million was restricted. The Company’s unrestricted cash position increased by $451 million as compared to March 31, 2010.
TEMPE, Ariz., July 21, 2010 — US Airways Group, Inc. (NYSE: LCC) today reported its second quarter financial results. On a GAAP basis, the Company reported a net profit of $279 million for its second quarter 2010, or $1.41 per diluted share, compared to a net profit of $58 million, or $0.42 per diluted share, for the same period in 2009.
Excluding special items totaling a credit of $14 million, net profit for the second quarter 2010 was $265 million, or $1.34 per diluted share. Net loss excluding special items for the second quarter 2009 was $95 million, or ($0.77) per share.
See the accompanying notes in the Financial Tables section of this press release for a reconciliation of GAAP financial information to non-GAAP financial information.
US Airways Group, Inc. Chairman and CEO Doug Parker stated, “We are extremely pleased to report our second highest quarterly profit since our 2005 merger. Over the past three years, US Airways has taken the steps required to return to profitability, including reducing capacity, maintaining cost discipline, increasing ancillary revenues, and establishing industry-leading operational reliability. Those steps, combined with an improving economic environment, have led to these results.

“This turnaround is due in large part to the efforts of our 31,000 hard-working team members. We continue to do an outstanding job of taking care of our customers, including ranking first among the five network airlines for the month of May in on-time performance, baggage handling and customer satisfaction as measured by the U.S. Department of Transportation (DOT). We are particularly pleased that today’s results include an $18 million accrual for employee profit sharing and $9 million for our team members in operational incentive payments.”
Revenue and Cost Comparisons
Total revenues in the second quarter were up 19.3 percent versus the second quarter 2009. This improvement was driven by higher passenger yields due to an improving economy resulting in greater demand for business travel. Total revenue per available seat mile was 14.37 cents, up 18.9 percent versus the same period last year.
Total operating expenses in the second quarter were up 10.4 percent over the same period last year due primarily to a 38.7 percent increase in mainline and Express fuel expense. Mainline cost per available seat mile (CASM) in the second quarter was 11.48 cents, up 10.0 percent versus the same period last year. Excluding fuel and special items, mainline CASM was 8.18 cents, up 0.5 percent from the same period last year, on a 0.7 percent increase in mainline ASMs. Excluding fuel, special items and profit sharing, mainline CASM was 8.08 cents, down 0.7 percent from the same period last year. Express CASM excluding fuel and special items was 13.49 cents, up 3.3 percent on a 1.3 percent decline in ASMs.
Liquidity
The Company’s unrestricted cash and investments balance increased by $451 million to $2.1 billion versus March 31, 2010. As of June 30, 2010, the Company had approximately $2.5 billion in total cash and investments, of which $442 million was restricted. This is the Company’s highest quarter-ending total and unrestricted cash balance since the second quarter 2008.
Special Items
During the second quarter, the Company recognized $10 million of operating net special credits, consisting of a $17 million refund of Aviation Security Infrastructure Fees (ASIF) paid to the Transportation Security Administration (TSA) during the years 2005 to 2009, offset by $7 million in net special charges which included a settlement and corporate transaction costs. The second quarter also included $4 million of net realized gains related to sales of certain investments in auction rate securities, which were classified in non-operating expense, net.
Business Outlook
Parker continued, “We are encouraged by the economic recovery we have seen thus far, and are extremely pleased with our team’s results. Looking forward, and based on current business and economic conditions, we expect to report a profit for the third quarter and full year 2010.”

The Company will provide its investor relations guidance on its Web site (www.usairways.com) immediately following its 1 p.m. EDT conference call. The airline typically provides guidance related to cost per available seat mile (CASM) excluding fuel, special items and profit sharing, fuel prices and hedging positions, other revenues and estimated interest expense/income on its investor relations update page on its web site. This update will also include the airline’s capacity, fleet plan, and estimated capital spending for 2010.
Other Notable Accomplishments
Marketing and Other Customer Initiatives
•	Completed deployment of Gogo® Inflight Internet on its 51 Airbus A321 aircraft. Now passengers can use their laptops or Wi-Fi enabled mobile devices to surf the Web, email friends and family, log into corporate Virtual Private Networks (VPN) and access online entertainment options.

•	Moved to a cashless cabin for purchases on board mainline domestic flights. Accepting only credit and debit cards in-flight expedites the cabin service process and reduces back-end processing time and costs.

•	Announced new codeshare agreement with Brazil’s TAM Airlines. For US Airways customers, this agreement will eventually provide a convenient, single-source booking, ticketing and baggage connection option for many new destinations inside Brazil, including Sao Paulo, Salvador, Recife and Brasilia through TAM’s Rio de Janeiro hub. The agreement has received DOT approval and the Company is working with TAM to secure regulatory approval from Brazil.

•	Announced a major expansion of its bilateral codeshare agreement with Star Alliance partner Spanair. By way of Spanair’s Madrid and Barcelona hubs, US Airways customers now have seamless access to destinations within Spain, the Canary Islands, continental Europe, and Africa.

•	After nearly 24 months of normal attrition, the Company announced that it is recalling 300 pilots and flight attendants. Bringing back these aviation professionals will also help the Company continue to deliver industry-leading reliability and service.
New Destinations and Flights
•	Entered into a definitive agreement with United Airlines that will provide US Airways the necessary frequencies to permit US Airways (subject to receipt of all regulatory approvals) to begin service between Charlotte and Sao Paulo, Brazil in the second half of 2011.

•	New service from our hub in Charlotte, N.C.
•	Initiated new, year-round trans-Atlantic service to Rome’s Fiumicino Airport

•	Inaugurated new nonstop, year-round service to Ottawa, Ontario

•	Began daily year-round service to Los Cabos and Puerto Vallarta, Mexico

•	Resumed daily nonstop service to Baton Rouge, La.

•	Converted seasonal service to Paris (Charles de Gaulle) to new, year-round service

•	New service from our hub at Philadelphia International Airport
•	Converted seasonal service from Philadelphia to both Brussels and Zurich to year-round service

•	Launched daily year-round service to Halifax, Nova Scotia

•	Began daily seasonal service to Anchorage, Alaska
Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 1:00 p.m. EDT, which will be available to the public on a listen-only basis at www.usairways.com under the Company Info >> Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the Web site through Aug. 21, 2010.
About US Airways
US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,200 flights per day and serves more than 200 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs more than 31,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers its customers more than 19,700 daily flights to 1,077 airports in 175 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city in Washington, D.C. at Ronald Reagan Washington National Airport. And for the eleventh consecutive year, the airline received a Diamond Award for maintenance training excellence from the Federal Aviation Administration for its Charlotte hub line maintenance facility. For more company information, visit usairways.com. (LCCF)
Forward Looking Statements
Certain of the statements contained or referred to herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding, among others, the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance and liquidity position of US Airways Group (the “Company”). Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of significant operating losses in the future; downturns in economic conditions and their impact on passenger demand and related revenues; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the impact of the price and availability of fuel and significant disruptions in the supply of aircraft fuel; the Company’s high level of fixed obligations and its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments; any failure to comply with the liquidity covenants contained in the Company’s financing arrangements; provisions in the Company’s credit card processing and other commercial agreements that may affect its liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; the Company’s inability to maintain labor costs at competitive levels; the Company’s reliance on third party regional operators or third party service providers; the Company’s reliance on automated systems and the impact of any failure or disruption of these systems; the impact of changes to the Company’s business model; competitive practices in the industry, including the impact of industry consolidation; the loss of key personnel or the Company’s ability to attract and retain qualified personnel; the impact of conflicts overseas or terrorist attacks, and the impact of ongoing security concerns; changes in government legislation and regulation; the Company’s ability to operate and grow its route network; the impact of environmental laws and regulations; costs of ongoing data security compliance requirements and the impact of any data security breach; interruptions or disruptions in service at one or more of the Company’s hub airports; the impact of any accident involving the Company’s aircraft or the aircraft of its regional operators; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; the impact of weather conditions and seasonality of airline travel; the impact of possible future increases in insurance costs and disruptions to insurance markets; the impact of global events that affect travel behavior, such as an outbreak of a contagious disease; the impact of foreign currency exchange rate fluctuations; the Company’s ability to use NOLs and certain other tax attributes; and other risks and uncertainties listed from time to time in the Company’s reports to and filings with the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended June 30, 2010 and in the Company’s other filings with the SEC, which are available at www.usairways.com.
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended			6 Months Ended
	June 30,		Percent	June 30,		Percent
	2010	2009	Change	2010	2009	Change

Operating revenues:
Mainline passenger	$2,036	$1,724	18.1	$3,735	$3,335	12.0
Express passenger	767	642	19.3	1,368	1,194	14.6
Cargo	37	20	82.1	69	44	57.7
Other	331	272	22.3	649	540	20.2

Total operating revenues	3,171	2,658	19.3	5,821	5,113	13.9

Operating expenses:
Aircraft fuel and related taxes	616	440	39.9	1,151	819	40.5
Loss (gain) on fuel hedging instruments, net:
Realized	—	135	nm	—	332	nm
Unrealized	—	(156)	nm	—	(327)	nm
Salaries and related costs	573	549	4.3	1,128	1,100	2.6
Express expenses:
Fuel	195	145	34.9	365	267	36.5
Other	488	480	1.8	968	961	0.7
Aircraft rent	169	174	(3.0)	340	352	(3.4)
Aircraft maintenance	162	184	(12.0)	319	358	(11.0)
Other rent and landing fees	135	142	(5.1)	270	273	(1.3)
Selling expenses	107	99	7.7	201	192	5.1
Special items, net	(9)	1	nm	(4)	7	nm
Depreciation and amortization	63	62	2.2	124	121	1.9
Other	301	281	6.9	598	561	6.9

Total operating expenses	2,800	2,536	10.4	5,460	5,016	8.9

Operating income	371	122	nm	361	97	nm

Nonoperating income (expense):
Interest income	3	6	(47.5)	9	13	(30.9)
Interest expense, net	(86)	(77)	11.3	(168)	(148)	13.5
Other, net	(9)	7	nm	33	(7)	nm

Total nonoperating expense, net	(92)	(64)	41.5	(126)	(142)	(11.1)

Income (loss) before income taxes	279	58	nm	235	(45)	nm

Income tax provision	—	—	—	—	—	—

Net income (loss)	$279	$58	nm	$235	$(45)	nm

Earnings (loss) per common share
Basic	$1.73	$0.47		$1.46	$(0.38)

Diluted	$1.41	$0.42		$1.23	$(0.38)

Shares used for computation (in thousands):
Basic	161,292	123,790		161,204	118,956

Diluted	203,809	144,125		200,404	118,956

US Airways Group, Inc.
Operating Statistics

	3 Months Ended				6 Months Ended
	June 30,		Percent		June 30,		Percent
	2010	2009	Change		2010	2009	Change
Mainline
Revenue passenger miles (millions)	15,530	15,526	—		28,583	28,834	(0.9)
Available seat miles (ASM) (millions)	18,440	18,310	0.7		35,019	35,289	(0.8)
Passenger load factor (percent)	84.2	84.8	(0.6	) pts	81.6	81.7	(0.1	) pts
Yield (cents)	13.11	11.11	18.1		13.07	11.57	13.0
Passenger revenue per ASM (cents)	11.04	9.42	17.3		10.66	9.45	12.8

Passenger enplanements (thousands)	13,381	13,440	(0.4)		25,366	25,850	(1.9)
Departures (thousands)	114	118	(3.4)		222	235	(5.4)
Aircraft at end of period	345	350	(1.4)		345	350	(1.4)

Block hours (thousands)	306	317	(3.6)		592	621	(4.7)
Average stage length (miles)	996	984	1.2		978	959	1.9
Average passenger journey (miles)	1,703	1,655	2.9		1,654	1,593	3.8
Fuel consumption (gallons in millions)	276	278	(0.6)		523	536	(2.4)
Average aircraft fuel price including related taxes (dollars per gallon)	2.23	1.58	40.8		2.20	1.53	44.0
Average aircraft fuel price including related taxes and realized loss on fuel hedging instruments, net (dollars per gallon)	2.23	2.07	7.8		2.20	2.15	2.5
Full-time equivalent employees at end of period	30,860	32,393	(4.7)		30,860	32,393	(4.7)

Operating cost per ASM (cents)	11.48	10.44	10.0		11.79	10.73	9.8
Operating cost per ASM excluding special items (cents)	11.52	11.29	2.1		11.80	11.64	1.4
Operating cost per ASM excluding special items and fuel (cents)	8.18	8.14	0.5		8.51	8.38	1.6
Operating cost per ASM excluding special items, fuel and profit sharing (cents)	8.08	8.14	(0.7)		8.46	8.38	1.0

Express*
Revenue passenger miles (millions)	2,777	2,809	(1.1)		5,047	5,183	(2.6)
Available seat miles (millions)	3,630	3,676	(1.3)		6,909	7,132	(3.1)
Passenger load factor (percent)	76.5	76.4	0.1	pts	73.0	72.7	0.3	pts
Yield (cents)	27.60	22.87	20.7		27.10	23.03	17.7
Passenger revenue per ASM (cents)	21.12	17.47	20.9		19.80	16.74	18.3

Passenger enplanements (thousands)	7,261	7,051	3.0		13,208	13,029	1.4
Aircraft at end of period	282	290	(2.8)		282	290	(2.8)
Fuel consumption (gallons in millions)	86	87	(1.1)		163	168	(3.0)
Average aircraft fuel price including related taxes (dollars per gallon)	2.28	1.67	36.4		2.24	1.59	40.7

Operating cost per ASM (cents)	18.83	16.99	10.8		19.29	17.23	12.0
Operating cost per ASM excluding special items (cents)	18.86	16.99	11.1		19.31	17.23	12.1
Operating cost per ASM excluding special items and fuel (cents)	13.49	13.05	3.3		14.03	13.48	4.1

Total Mainline & Express
Revenue passenger miles (millions)	18,307	18,335	(0.1)		33,630	34,017	(1.1)
Available seat miles (millions)	22,070	21,986	0.4		41,928	42,421	(1.2)
Passenger load factor (percent)	82.9	83.4	(0.5	) pts	80.2	80.2	—	pts
Yield (cents)	15.31	12.91	18.6		15.17	13.31	14.0
Passenger revenue per ASM (cents)	12.70	10.76	18.0		12.17	10.68	14.0
Total revenue per ASM (cents)	14.37	12.09	18.9		13.88	12.05	15.2
Passenger enplanements (thousands)	20,642	20,491	0.7		38,574	38,879	(0.8)
Aircraft at end of period	627	640	(2.0)		627	640	(2.0)
Fuel consumption (gallons in millions)	362	365	(0.7)		686	704	(2.5)
Average aircraft fuel price including related taxes (dollars per gallon)	2.24	1.60	39.7		2.21	1.54	43.2
Operating cost per ASM (cents)	12.69	11.53	10.0		13.02	11.82	10.1

*
Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Republic Airlines, Mesa Airlines, Air Wisconsin Airlines and Chautauqua Airlines.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items and profit sharing, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding fuel is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and Express CASM excluding special items, fuel and profit sharing to evaluate the Company’s operating performance.

	3 Months Ended		6 Months Ended
Reconciliation of Net Income (Loss) Excluding	June 30,		June 30,
Special Items for US Airways Group, Inc.	2010	2009	2010	2009
	(In millions, except share and per share amounts)		(In millions, except share and per share amounts)

Net income (loss) as reported	$279	$58	$235	$(45)

Special items:
Unrealized gain on fuel hedging instruments, net (1)	—	(156)	—	(327)
Special items, net (2)	(9)	1	(4)	7
Express operating special items, net (3)	(1)	—	(1)	—
Nonoperating special items, net (4)	(4)	2	(53)	9

Net income (loss) as adjusted for special items	$265	$(95)	$177	$(356)

	3 Months Ended		6 Months Ended
Reconciliation of Basic and Diluted Earnings (Loss) Per Share	June 30,		June 30,
As Adjusted for Special Items for US Airways Group, Inc.	2010	2009	2010	2009

Net income (loss) as adjusted for special items	$265	$(95)	$177	$(356)

Shares used for computation (in thousands):
Basic	161,292	123,790	161,204	118,956

Diluted	203,809	123,790	200,404	118,956

Earnings (loss) per share as adjusted for special items:
Basic	$1.65	$(0.77)	$1.10	$(2.99)

Diluted (5)	$1.34	$(0.77)	$0.94	$(2.99)

	3 Months Ended		6 Months Ended
Reconciliation of Operating Income (Loss) Excluding Special	June 30,		June 30,
Items for US Airways Group, Inc.	2010	2009	2010	2009

Operating income as reported	$371	$122	$361	$97

Special items:
Unrealized gain on fuel hedging instruments, net (1)	—	(156)	—	(327)
Special items, net (2)	(9)	1	(4)	7
Express operating special items, net (3)	(1)	—	(1)	—

Operating income (loss) as adjusted for special items	$361	$(33)	$356	$(223)

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Reconciliation of Operating Cost per ASM Excluding Special	3 Months Ended		6 Months Ended
Items, Fuel and Profit Sharing - Mainline only for US Airways	June 30,		June 30,
Group, Inc.	2010	2009	2010	2009

Total operating expenses	$2,800	$2,536	$5,460	$5,016
Less Express expenses:
Fuel	(195)	(145)	(365)	(267)
Other	(488)	(480)	(968)	(961)

Total mainline operating expenses	2,117	1,911	4,127	3,788

Special items:
Unrealized gain on fuel hedging instruments, net (1)	—	156	—	327
Special items, net (2)	9	(1)	4	(7)

Mainline operating expenses, excluding special items	2,126	2,066	4,131	4,108

Fuel:
Aircraft fuel and related taxes	(616)	(440)	(1,151)	(819)
Realized loss on fuel hedging instruments, net (6)	—	(135)	—	(332)

Mainline operating expenses, excluding special items and fuel	1,510	1,491	2,980	2,957

Profit sharing	(18)	—	(18)	—

Mainline operating expenses, excluding special items, fuel and profit sharing	$1,492	$1,491	$2,962	$2,957

(In cents)
Mainline operating expenses per ASM	$11.48	$10.44	$11.79	$10.73

Special items per ASM:
Unrealized gain on fuel hedging instruments, net (1)	—	0.85	—	0.93
Special items, net (2)	0.05	—	0.01	(0.02)

Mainline operating expenses per ASM, excluding special items	11.52	11.29	11.80	11.64

Fuel per ASM:
Aircraft fuel and related taxes	(3.34)	(2.41)	(3.29)	(2.32)
Realized loss on fuel hedging instruments, net (6)	—	(0.74)	—	(0.94)

Mainline operating expenses per ASM, excluding special items and fuel	8.18	8.14	8.51	8.38

Profit sharing per ASM	(0.10)	—	(0.05)	—

Mainline operating expenses per ASM, excluding special items, fuel and profit sharing	$8.08	$8.14	$8.46	$8.38

	3 Months Ended		6 Months Ended
Reconciliation of Operating Cost per ASM Excluding Special	June 30,		June 30,
Items and Fuel - Express only for US Airways Group, Inc.	2010	2009	2010	2009

Total Express operating expenses	$683	$625	$1,333	$1,228

Special items:
Express operating special items, net (3)	1	—	1	—

Express operating expenses, excluding special items	684	625	1,334	1,228

Aircraft fuel and related taxes	(195)	(145)	(365)	(267)

Express operating expenses, excluding special items and fuel	$489	$480	$969	$961

(In cents)
Express operating expenses per ASM	$18.83	$16.99	$19.29	$17.23

Special items per ASM:
Express operating special items, net (3)	0.04	—	0.02	—

Express operating expenses per ASM, excluding special items	18.86	16.99	19.31	17.23

Aircraft fuel and related taxes	(5.38)	(3.94)	(5.28)	(3.75)

Express operating expenses per ASM, excluding special items and fuel	$13.49	$13.05	$14.03	$13.48

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

FOOTNOTES:

1)
The 2009 second quarter and six month periods included $156 million and $327 million of net unrealized gains, respectively, resulting from mark-to-market accounting for changes in the fair value of the Company’s fuel hedging instruments. These unrealized gains were due primarily to the reversal of unrealized losses recognized in prior periods as hedge transactions settled in the 2009 period.

2)
The 2010 second quarter included a $16 million refund of Aviation Security Infrastructure Fees (“ASIF”) paid to the Transportation Security Administration (“TSA”) during the years 2005 to 2009, offset by $7 million in net special charges, which included a settlement and corporate transaction costs. The 2010 six month period included these second quarter items as well as $5 million in aircraft costs as a result of the Company’s previously announced capacity reductions. The 2009 second quarter included $1 million in aircraft costs as a result of capacity reductions. The 2009 six month period included $6 million in aircraft costs and $1 million in severance charges, both as a result of capacity reductions.

3)	The 2010 second quarter and six month periods included a $1 million refund for our Express subsidiaries of ASIF paid to the TSA during the years 2005 to 2009.

4)
The 2010 second quarter and six month periods included $4 million and $53 million, respectively, of net realized gains related to the sale of certain investments in auction rate securities. The 2009 second quarter included a $2 million non-cash asset impairment charge. The 2009 six month period included $7 million in other-than-temporary non-cash impairment charges for investments in auction rate securities, in addition to the $2 million charge discussed above.

5)
The 2010 second quarter diluted EPS excludes $9 million of interest, net of profit sharing, related to the Company’s 7.25% and 7% convertible notes. The 2010 six month period diluted EPS excludes $11 million of interest, net of profit sharing, related to the Company’s 7.25% convertible notes.

6)	The 2009 second quarter and six month periods included $135 million and $332 million of net realized losses, respectively, on settled fuel hedge transactions.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 30, 2010	December 31, 2009
Assets

Current assets
Cash, cash equivalents and investments in marketable securities	$1,994	$1,299
Accounts receivable, net	394	285
Materials and supplies, net	226	227
Prepaid expenses and other	500	520

Total current assets	3,114	2,331

Property and equipment
Flight equipment	4,104	3,852
Ground property and equipment	876	883
Less accumulated depreciation and amortization	(1,254)	(1,151)

	3,726	3,584
Equipment purchase deposits	63	112

Total property and equipment	3,789	3,696

Other assets
Other intangibles, net	490	503
Restricted cash	442	480
Investments in marketable securities	59	203
Other assets	237	241

Total other assets	1,228	1,427

Total assets	$8,131	$7,454

Liabilities and Stockholders’ Deficit

Current liabilities
Current maturities of debt and capital leases	$475	$502
Accounts payable	370	337
Air traffic liability	1,215	778
Accrued compensation and vacation	212	178
Accrued taxes	211	141
Other accrued expenses	851	853

Total current liabilities	3,334	2,789

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	4,061	4,024
Deferred gains and credits, net	344	377
Employee benefit liabilities and other	560	619

Total noncurrent liabilities and deferred credits	4,965	5,020

Stockholders’ deficit
Common stock	2	2
Additional paid-in capital	2,114	2,107
Accumulated other comprehensive income	35	90
Accumulated deficit	(2,306)	(2,541)
Treasury stock	(13)	(13)

Total stockholders’ deficit	(168)	(355)

Total liabilities and stockholders’ deficit	$8,131	$7,454